Exhibit 5.1

King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 Tel: +1 713 751 3200 Fax: +1 713 751 3290 www.kslaw.com

February 25, 2025

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

Ladies and Gentlemen:

We have acted as counsel for Sysco Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of $700,000,000 aggregate principal amount of the Company’s 5.100% Senior Notes due 2030 (the “2030 Notes”) and $550,000,000 aggregate principal amount of the Company’s 5.400% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”), guaranteed by the Guarantors (as defined below), pursuant to (a) the Registration Statement of the Company and the Guarantors on Form S-3 ASR (Registration No. 333-281830) (the “Registration Statement”), which was filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the related prospectus dated August 28, 2024, as supplemented by the prospectus supplement relating to the sale of the Notes dated February 13, 2025 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act.

The Notes and the related Guarantees (as defined below) are to be issued pursuant to the Indenture dated as of June 15, 1995 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (“Bank of New York Mellon”) as successor to First Union National Bank, as trustee, as supplemented and amended by the Thirteenth Supplemental Indenture thereto dated as of February 17, 2012 (the “Thirteenth Supplemental Indenture”) by and among the Company, the guarantors named therein and Bank of New York Mellon, as trustee, the Forty-Sixth Supplemental Indenture thereto dated as of the date hereof (the “Forty-Sixth Supplemental Indenture”) and the Forty-Seventh Supplemental Indenture thereto dated as of the date hereof (the “Forty-Seventh Supplemental Indenture”) each by and among the Company, the subsidiary guarantors party thereto (collectively, the “Guarantors”) and U.S. Bank Trust Company, National Association (the “Trustee”), as trustee thereunder solely with respect to the Notes in lieu of Bank of New York Mellon. The Base Indenture, as amended and supplemented by the Thirteenth Supplemental Indenture, the Forty-Sixth Supplemental Indenture and the Forty-Seventh Supplemental Indenture, is referred to herein as the “Indenture.” The Notes are guaranteed to the extent provided in the Indenture (the “Guarantees” and together with the Notes, the “Securities”) by the Guarantors.

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter

Sysco Corporation

February 25, 2025

expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors, and of certain officers of the Company and the Guarantors.

In rendering the opinion set forth below, we have assumed: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as duplicates or conformed copies; (e) as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company and the Guarantors. We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture, have been duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited in all respects to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the California General Corporation Law (“Applicable Law”), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. Where matters of applicable law, other than Applicable Law, are relevant to such opinion, we have without independent investigation on our part assumed the accuracy and, to the extent necessary in connection with the opinions contained herein, relied upon the opinions, dated the date hereof, furnished to you of (i) Pierce Atwood LLP, special Maine counsel to a certain Guarantor, (ii) Polsinelli PC, special Missouri counsel to a certain Guarantor, and (iii) Fraser Stryker PC LLO, special Nebraska counsel to a certain Guarantor, in each case delivered to you on the date hereof, and our opinion is subject to the same assumptions, qualifications and limitations with respect to matters of Maine, Missouri and Nebraska law expressed in each such opinion. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, upon the issuance and sale thereof as described in the Prospectus (including receipt of payment therefor) and, when executed and delivered by the Company, and duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, the Notes and the Guarantees will be valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and each of the Guarantors, respectively, in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity.

Sysco Corporation

February 25, 2025

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed on February 25, 2025 and to the reference to us under the caption “Legal Matters” in the Prospectus.

Very truly yours, /s/ King & Spalding LLP